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                                                                    EXHIBIT 99.3

                         [Apache Corporation Letterhead]


                                 March 21, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:  Temporary Note 3T

Dear Sir:

         The consolidated financial statements of Apache Offshore Investment Partnership and subsidiary as of December 31, 2001 and for the year then ended have been audited by Arthur Andersen LLP ("Andersen").

         Andersen has represented to Apache Corporation, general partner of the issuer, that the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

                                Very truly yours,

                                APACHE OFFSHORE INVESTMENT PARTNERSHIP

                                By: Apache Corporation, General Partner



                                    By:  /s/ Roger B. Plank
                                         Roger B. Plank
                                         Executive Vice President and
                                         Chief Financial Officer